Exhibit 10.2

AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amendment to Amended and Restated Employment Agreement dated the 28th day of August, 2018 (this “Amendment”), is entered into by and among Silver Bull Resources, Inc. (the “Company”) and Timothy Barry (the “Executive”) and, together with the Company, the “Parties” and individually, a “Party”).
RECITALS
A. The Company and the Executive entered into an amended and restated employment agreement, dated February 26, 2013 (the “Employment Agreement”) and an amendment to amended and restated employment agreement, dated June 4, 2015, February 23, 2016, and June 24, 2016 (the “Amended Employment Agreement”), pursuant to which the parties agreed to the terms and conditions of employment of the Executive.
B. The Parties now wish to enter into this Amendment in order to modify certain terms of the Amended Employment Agreement.
AGREEMENT
In consideration of the forgoing recitals and of the mutual covenants, agreements and representations contained herein and other valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:
1.	Amendments. Effective August 1, 2018, the Parties agree that the Amended Employment Agreement shall be amended as follows:
a.	Section 3.1 is hereby deleted and replaced as follows:
i.
“Salary.  The Company shall pay to the Executive $275,000 CDN (the “Base Salary”) per annum effective August 1, 2018 for all hours worked discharging the duties of his employment, payable in accordance with the Company’s regular payroll practices or on such other basis as mutually agreed between the Company and the Executive.  The Base Salary may be increased from time to time in the sole discretion of the Board of Directors of the Company.”

b.
In the interest of clarity, all severance payments including Change of Control and termination without cause will be calculated using the Base Salary of $275,000 CDN per annum as stated in this Amendment, or as otherwise increased from time to time in the sole discretion of the Board of Directors of the Company.

c.	Section 3.2 is hereby deleted and replaced as follows:
i.
“Annual Bonus.  The Executive shall be eligible to receive an annual bonus based upon attaining the performance criteria set by the Board of Directors of the Company (the “Annual Bonus”).  The terms and conditions of any bonus plan implemented by the Company are subject to modification from year to year by the Board of Directors of the Company in the Company’s sole discretion. Whether the Executive has achieved the performance criteria in any year shall be determined by the Board of Directors of the Company, acting reasonably.”

d.	The definition of “Change of Control” contained in Schedule A of the Amended Employment Agreement is hereby deleted and replaced as follows:
i.	“‘Change of Control’ means the occurrence of one or more of the following events after the Effective Date of this Amended Employment Agreement:
(1)   a sale, lease or other disposition of all or substantially all of the assets of the Company;
(2)   a consolidation or merger of the Company with or into any other corporation or other entity or person (or any other corporate reorganization) in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization;
(3)   a transaction or series of related transactions pursuant to which any person, entity or group within the meaning of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934 (the “1934 Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or
(4)   a transaction or series of transactions pursuant to which (A) (i) any person, entity or group within the meaning of Section 13(d) or 14(d) of the 1934 Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act, or comparable successor rule) of securities of the Company representing at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors or securities of the Company that, upon conversion or exchange of such securities, would represent at least twenty percent (20%) of the combined voting power entitled to vote in the election of directors, or (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person (or any other corporate reorganization) in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than eighty percent (80%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization and (B) in connection with or as a result of such transaction or series of transactions, either (i) one-half (or more) of the members of the Board of Directors of the Company resign or are replaced with nominees designated by such person, entity or group or (ii) the chief executive officer of the Company resigns or is terminated as a result of such transaction or series of transactions.”

2.
No Other Waiver or Amendment.  Except as expressly modified herein, all terms and provisions of the Amended Employment Agreement shall remain unchanged and in full force and effect.  This Amendment shall not be deemed to prejudice any rights or remedies which any Party may now have or may have in the future under or in connection with the Amended Employment Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated or otherwise modified.

3.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof.  The Parties hereby attorn to and submit to the jurisdiction of the courts of British Columbia.

4.
Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

5.
Legal Advice. Executive acknowledges this Amendment has been prepared by the Company and that the Executive has had sufficient time to review this Amendment thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of this Amendment prior to their execution. By signing this Amendment, Executive represents and warrants that he has read and understood this Amendment and that he executes them of his own free will and act.

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IN WITNESS WHEREOF the Parties hereto have duly executed this agreement as of the day and year first above written.
SILVER BULL RESOURCES, INC. Per: /s/ Brian Edgar
Brian Edgar Chairman
SIGNED, SEALED AND DELIVERED by in the presence of:
/s/ D. Xuan	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	EXECUTIVE /s/ Timothy Barry
Witness David Xuan
Timothy Barry
Name

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